NII Holdings, Inc.
10700 Parkridge Blvd., Suite 600
Reston, Va. 20191
(703) 390-5100
http://www.nii.com

Contacts:

Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com

For Immediate Release

NII HOLDINGS ANNOUNCES THE FINAL COMPLETION OF THE 800MHz AUCTION IN MEXICO, BRINGING ITS
SPECTRUM POSITION TO AN AVERAGE 20MHz NATIONWIDE

Spectrum license transfer completed — adding an average 15MHz per market for less than $4 million, excluding annual fee

RESTON, Va. — March 18, 2005 — NII Holdings, Inc. [NASDAQ: NIHD] today announced that the 800 MHz auction in Mexico has been completed and that the licenses won in the auction have been transferred to the Company. The successful conclusion of the 800 MHz auction has resulted in the Company acquiring an additional 15 MHz per basic service area, bringing NII Holdings’ average spectrum position to 20 MHz nationwide, for less than $4 million in upfront cost. The additional licenses cover approximately 43 million potential subscribers, bringing NII Holdings’ total licensed coverage in Mexico to about 97 million subscribers.

“The conclusion of the 800 MHz auction has been overwhelmingly positive for NII Holdings, resulting in significantly more spectrum at a small fraction of the cost than we originally anticipated,” said Steve Shindler, NII’s Chairman and CEO. “For a price tag of less than $4 million in up front cost, NII will now have an average spectrum position of 20MHz nationwide, providing the raw material to increase our covered footprint by 50%, raising our GDP coverage in Mexico to over 81%, and positioning the Company to achieve the benefits of scale in our largest and most profitable market.”

The Company plans to use the additional licenses to significantly expand its footprint to cover an additional 20 million subscribers, representing nearly a 50% increase in its covered subscriber base to approximately 61 million. Phase one of NII’s 2005 expansion plan in Mexico includes the launch of six new cities including Juarez, Reynosa, Matamoros, Saltillo, Torreon and Aguascalientes, covering an additional 5.5 million potential subscribers by year-end.

“Our phenomenal success in the 800MHz auction further strengthens our commitment to the Mexican market, positioning our Company to invest and rapidly expand its footprint, gaining significant scale and momentum,” said Peter Foyo, President of Nextel Mexico. “Our expansion opportunity will not only allow Nextel Mexico to tap into an additional 20 million potential subscribers in the newly covered areas, the increase in coverage will also position the Company to serve many more customers in our existing markets, increasing the opportunity even further.”

“As previously announced, a number of pending legal disputes were preventing the transfer of the licenses that we won in the 800MHz auction,” Shindler said. “Because of our high level of success in the 800MHz auction, and along with other business considerations, we will no longer be participating in the currently suspended 1900 MHz auction.”

Last week, the Company announced guidance with regard to its plan for 2005 of $450 million in operating income before depreciation and amortization — a 30% improvement over the prior year, and 475,000 new subscribers — a 25% year over year increase to its subscriber base, provided certain assumptions hold true. One of the primary assumptions was the receipt of the 800MHz licenses won in the Mexican spectrum auction in the first half of the year. With the completion of the transfer of these licenses, the Company is now extremely well positioned to meet its targets and deliver very strong results for 2005.

About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Va., is a leading provider of mobile communications for business customers in Latin America. NII Holdings, Inc. has operations in Argentina, Brazil, Mexico and Peru, offering a fully integrated wireless communications tool with digital cellular service, text/numeric paging, wireless Internet access and Nextel Direct Connect®, a digital two-way radio feature. NII Holdings, Inc. trades on the NASDAQ market under the symbol NIHD. Visit the Company’s website at <http://www.nii.com>.

Nextel, the Nextel logo, Nextel Online, Nextel Business Networks and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from NII Holdings’ actual future experience involving any one or more of such matters and subject areas. NII Holdings has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from NII Holdings’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in NII Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other reports filed from time to time with the Securities and Exchange Commission. This press release speaks only as of its date, and NII Holdings disclaims any duty to update the information herein.